Exhibit 99.49

2013 FBF MASTER AGREEMENT

RELATING TO TRANSACTIONS

ON FORWARD FINANCIAL INSTRUMENTS

– English version July 2014 –

CONTENTS

ARTICLE 1	General principles of the Agreement	4

ARTICLE 2	Application of the Agreement and the Technical Schedules	4

ARTICLE 3	Definitions	5

ARTICLE 4	Conclusion of Transactions	7

ARTICLE 5	Payment and Delivery - Role of the Agent	8
	5.1. Payment
	5.2. Delivery
	5.3. Set-off
	5.4. Third-party recipient
	5.5. Role and obligations of the Agent

ARTICLE 6	Representations and Agreements	8
	6.1. Representations
	6.2. Regulatory Clearing Status

ARTICLE 7	Termination of Transactions	9
	7.1. Termination due to an Event of Default
	7.2. Termination due to a Change of Circumstances

ARTICLE 8	Calculation and payment of the Settlement Amount	11
	8.1. Calculation of the Settlement Amount
	8.2. Notification and payment of the Settlement Amount

ARTICLE 9	Late payment or Delivery	12

ARTICLE 10	Tax Aspects	12

ARTICLE 11	Miscellaneous	12
	11.1. Notices
	11.2. Payment in a Currency other than the agreed Currency
	11.3. Non-waiver
	11.4. Assignment to a third party
	11.5. Costs and expenses
	11.6. Security and guarantee
	11.7. Transactions on behalf of other entities
	11.8. Documents to be delivered
	11.9. Transaction reporting
	11.10. Portfolio reconciliation, compression and dispute resolution
	11.11. Mark-to market of Transactions
	11.12. Collateral
	11.13. Clearing by a central counterparty

ARTICLE 12	Term of the Agreement	14

ARTICLE 13	Waiver of Immunities	14

ARTICLE 14	Governing law, Jurisdiction	14

MASTER AGREEMENT

RELATING TO TRANSACTIONS

ON FORWARD FINANCIAL INSTRUMENTS

Between:

BNP PARIBAS, a société anonyme, having its registered office at 16 boulevard des Italiens, 75009 Paris, registered with the Registre du Commerce et des Sociétés of Paris under the number 662 042 449 R.C.S. Paris duly represented for the purposes of this Agreement acting through its head office in France; hereafter, "Party A";

and

Atlas Investissement, a société par actions simplifiée, having its registered office at 16, rue de la Ville L’Evêque, 75008 Paris, France, registered with the Registre du Commerce et des Sociétés of Paris under the number 908 070 188 R.C.S. Paris duly represented for the purposes of this Agreement acting on behalf of the head office; hereafter, "Party B"; and together "the Parties"

The Parties have entered into this master agreement (the "Agreement") in order to govern all their Transactions and consolidate them under a single agreement, and to benefit from the relevant legislative and regulatory provisions, in particular articles L.211-36 and L.211-36-1 of the Monetary and Financial Code.

ARTICLE 1 - GENERAL PRINCIPLES OF THE AGREEMENT

The general principles of this Agreement are as follows:

(i)	only those transactions on forward financial instruments in the meaning of articles L.211-1-III and L.211-36 II of the Monetary and Financial Code shall be subject to this Agreement;

(ii)	all Transactions entered into pursuant to this Agreement shall constitute one single agreement for the purposes of termination and netting;

(iii)	a default by either Party shall entitle the other Party, without hierarchy between the different Events of Default when several of them are applicable, to terminate all Transactions subject to this Agreement, to set off mutual debts and credits thereunder and to determine a Settlement Amount due to or payable by it; and

(iv)	such Settlement Amount shall be calculated on the basis of an agreed method that integrates the Replacement Value of the Transactions.

ARTICLE 2 – APPLICATION OF THE AGREEMENT AND THE TECHNICAL SCHEDULES

2.1 Parties may amend or complete the terms of this Agreement by means of the schedule or by a supplemental agreement, both of which form an integral part of this Agreement. When such amendments are made in a Confirmation, they apply only to the relevant Transaction. Such amendments shall then prevail.

In the event of a conflict between the provisions of the schedule or the supplemental agreement and the other provisions of this Agreement, the provisions of the schedule or the supplemental agreement shall prevail.

In the event of a conflict between the provisions of any Confirmation and the provisions of the Agreement, the provisions of the Confirmation shall prevail for the purposes of the relevant Transaction.

Any reference to a law, regulation, code or other text shall be deemed to be a reference to this text as subsequently modified, updated or replaced.

2.2. This Agreement shall apply as between the Parties to all their outstanding and future Transactions, to the exclusion of those expressly referring to another master agreement.

2.3. The Technical Schedules, which shall form an integral part of this Agreement, shall apply from the date of their publication by Fédération Bancaire Française to all Transactions entered into after that date unless one Party does not agree and has so notified the other Party as provided in Article 4.2 below.

ARTICLE 3 – DEFINITIONS

AGENT

A person (a Party or a third party) designated as such in respect of a given Transaction at the time it is entered into or, failing that, referred to in the "Technical Parameters" schedule. The Agent's obligations are set out in Article 5.5 of this Agreement.

AMOUNT DUE

In relation to a terminated Transaction and a specified Party, the sum of:

(i)	any amounts payable by such Party and not paid (for whatever reason) at the Termination Date;

(ii)	the Market Value, as at the Delivery Date, of each of the Underlying Assets to be delivered by such Party and not delivered (for whatever reason) at the Termination Date; and

(iii)	applicable interest, calculated from the due date for payment or Delivery to the Termination Date. Such interest shall be calculated at the rate set out in Article 9.1, if the Party liable for such amounts or Deliveries is the Defaulting Party, and otherwise at such rate less one per cent per annum.

BUSINESS DAY

In relation to a payment obligation, a day on which banks are open for the settlement of interbank transactions and for the determination of market quotations in the relevant financial centre.

In relation to a Delivery obligation, a day on which the settlement system necessary to accomplish the relevant Delivery is generally open for business so that the Delivery can be accomplished in accordance with market practices in the relevant financial centre.

In relation to the Change of Circumstances mentioned in Article 7.2.1.1, a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in the relevant financial centre where the event or circumstance that gives rise to a Change of Circumstances pursuant to Article 7.2.1.1 occurs.

For any other purpose, a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in the place specified in the address for notices provided by the recipient.

CHANGE OF CIRCUMSTANCES

Any of the events referred to in Article 7.2.

CONFIRMATION

Document forming an integral part of this Agreement evidencing the Parties' agreement on the terms and conditions of a Transaction entered into between them and setting out its specific terms and conditions. A Confirmation form shall be annexed, as appropriate, to the relevant Technical Schedule for the type of Transaction.

CURRENCY

Any freely convertible and transferable currency.

DELIVERY

Transfer of unencumbered title, without any recourse or restriction, of the relevant Underlying Asset or, if the Underlying Asset is a particular Transaction, the entry into of such Transaction. Deliveries shall be made (and the related costs borne) in accordance with generally accepted banking practices for the relevant Underlying Asset and may give rise to simultaneous payment of the purchase price for the relevant Underlying Asset by the Party entitled to delivery thereof.

EMIR REGULATION

Regulation (EU) no. 648/2012 of the European Parliament and the Council of 4 July 2012 on OTC derivatives, central counterparties and trade repositories.

EVENT OF DEFAULT

Any of the events referred to in Article 7.1.

LIQUIDITY COST

The Liquidity Cost in respect of a terminated Transaction reflects the costs, for the Party responsible for calculation of the Settlement Amount, of the conclusion of financing transactions aimed at hedging its cash position resulting from the termination of the relevant Transaction.

LIQUIDITY GAIN

The Liquidity Gain in respect of a terminated Transaction reflects the gains, for the Party responsible for calculation of the Settlement Amount, of the conclusion of financing transactions aimed at hedging its cash position resulting from the termination of the relevant Transaction.

MARKET VALUE

For any Underlying Asset other than a transaction on forward financial instruments, the value of such Underlying Asset (net of costs and various acquisition taxes) as determined on its principal market of quotation or negotiation.

If the Underlying Asset is a transaction on forward financial instruments, its value shall be that prevailing on the relevant regulated market or the Replacement Value of such transaction on forward financial instruments.

REGULATORY CLEARING STATUS

Status of a Party under (i) EMIR Regulation, or (ii) any other applicable regulation, imposing a clearing obligation for at least one Transaction, which such Party undertakes to represent in accordance with Article 6.2 of the Agreement.

REPLACEMENT VALUE

The Replacement Value shall be determined by the Non-Defaulting Party or by the Non-Affected Party (or, if there are two Affected Parties, by each Affected Party).

It corresponds to the gains of the Party responsible for calculation (expressed as a negative amount) or the loss of the Party responsible for calculation (expressed as a positive amount) resulting for such Party from the termination of the relevant Transaction and, at the sole discretion of the Non-Defaulting Party or the Non-Affected Party (or if there are two Affected Parties, each Affected Party), is based upon:

(i)	the arithmetic mean of quotations from at least two (2) prime market participants, those quotations being chosen by the Party, or Parties, responsible for calculation and expressing the amount that the market participant would pay or receive at the Termination Date if it had to assume as from such date all of the financial rights and obligations of the other Party under the relevant Transaction; and/or

(ii)	the arithmetic mean of available market data as selected by the Party, or Parties, responsible for calculation, via databases supplied by at least two (2) third parties and commonly used by market participants to establish their own quotations or valuations.

Notwithstanding the above, if only one quotation or market data can be obtained, the Replacement Value shall result from such sole quotation or market data.

If no quotation or market data can reasonably be obtained for the applicable Termination Date, the Replacement Value shall be determined, as soon as possible, by the Party responsible for the calculation on the basis of internal sources, provided that these sources are commonly used by the relevant Party to proceed to the valuation of transactions similar to the terminated Transaction.

If not reflected in quotations or market data obtained in accordance with paragraphs (i) and (ii) above, the Party responsible for calculation may also take into account losses and costs incurred in order to terminate or enter into a hedging transaction relating to one or more terminated Transactions or any gain resulting therefrom.

SETTLEMENT AMOUNT

Refers to the difference provided for under Article 8.1.2.

TECHNICAL SCHEDULE

Document prepared and published by the Fédération Bancaire Française and posted on its website, setting out for a specific Transaction type the terms and technical characteristics relating to such Transaction.

TERMINATION CURRENCY

Currency selected by the Non-Defaulting Party or the Non-Affected Party for the denomination and payment of the Settlement Amount. Where there are two Affected Parties, the Termination Currency shall be chosen by mutual agreement between them. Should the Parties fail to reach an agreement, the Termination Currency shall be selected by the Party that has suffered the greatest loss, as determined on the Termination Date. The Termination Currency shall be chosen from among the Currencies already applicable to one of the Transactions.

TERMINATION DATE

Date on which all the Transactions are terminated or, upon the occurrence of a Change of Circumstances, the date on which the affected Transactions are terminated.

The Termination Date shall be the Business Day chosen by the Party giving notice of the termination, which shall be any date from the date of receipt of the notice by the other Party up to and including the tenth Business Day after such date.

TRANSACTION

Any transaction on forward financial instrument in the meaning of Articles L.211-1-III and L.211-36 II of the Monetary and Financial Code.

UNDERLYING ASSET

Any asset, security, index or financial instrument referred to in Article L.211-1 of the Monetary and Financial Code, or any Transaction relating to any of this financials instruments.

ARTICLE 4 – CONCLUSION OF TRANSACTIONS

4.1. Transactions may be entered into by any means and shall be effective at such time as the Parties have reached agreement. For this purpose, the Parties (i) consent to the recording of telephone conversations relating to the conclusion and the performance of their Transactions, (ii) agree to give any necessary notice of such recording to their relevant personnel and (iii) agree to the submission of such recordings as evidence in any proceeding opposing the Parties.

4.2. The conclusion of each Transaction shall be followed up by a Confirmation established by any means, including electronic means, that provide a sufficient level of security and reliability for the Parties, in any case in the form and within the deadlines imposed by any applicable regulation. The absence of a Confirmation shall not affect the validity of a Transaction in any way. In the event of disagreement over the terms of a Confirmation, such disagreement shall be immediately notified to the other Party, each Party may refer to its phone recordings as evidence of the terms of the relevant Transaction.

4.3. Parties may adopt special provisions amending the terms of this Agreement for any Transaction.

ARTICLE 5 – PAYMENT AND DELIVERY – ROLE OF THE AGENT

5.1. Payment

Subject to Articles 5.3, 7.1.2 or 7.2.2, each Party shall, in respect of each Transaction, make each payment due in the Currency, on the date and at the place set out in the relevant Confirmation.

5.2. Delivery

Subject to Articles 5.3, 7.1.2 or 7.2.2, each Party shall, in respect of each Transaction, effect each Delivery it is required to effect, in the manner, at the date and to the place set out in the relevant Confirmation.

5.3. Set-off

The Parties agree to set off their payment obligations denominated in the same Currency or their Delivery obligations with respect to fungible Underlying Assets to the extent that such payments or Deliveries are reciprocal and take place on the same day for the same Transaction.

Parties may agree to set off their payment obligations denominated in the same Currency or their Delivery obligations with respect to fungible Underlying Assets to the extent that such payments or Deliveries are reciprocal and take place on the same day for several Transactions.

5.4. Third-party recipient

Each Party may at any time designate in respect of one or more Tr ansactions any intermediary of good standing as recipient of the payments and/or Deliveries for one or more Transactions. Such recipient must ensure that payments and Deliveries are made simultaneously and reciprocally. The Party choosing this procedure shall bear all the resulting costs, charges and out of pocket expenses. This choice shall be binding on the other Party.

5.5. Role and obligations of the Agent

In the event that an Agent has been designated for a particular Transaction, it shall obtain in due time, such information as is necessary for it to determine the amounts to be paid and/or the quantities of Underlying Assets to be delivered by each of the Parties. It shall be responsible for carrying out the necessary calculations. It shall, as soon as possible, notify such information and the details of the calculations. The information and calculations transmitted shall be conclusive, and in the absence of manifest error, shall be binding.

ARTICLE 6 – REPRESENTATIONS AND AGREEMENTS

6.1. Representations

When entering into this Agreement and each Transaction, each Party shall represent and warrant:

6.1.1. that it is validly organised and that it conducts its business in compliance with all applicable laws, decrees, regulations and articles of incorporation (or other constitutive documents) which are applicable to it;

6.1.2. that it is acting for its own account, has the full authority and capacity to enter into this Agreement and each Transaction relating to it, and that this Agreement and each such Transactions have been duly authorised by all internal procedures or any other competent internal authority;

6.1.3. that the persons entering into Transactions are duly authorised to do so;

6.1.4. that the entry into and performance of the Agreement and each Transaction relating to it do not contravene any provision of any applicable laws, decrees, regulations or articles of incorporation (or other constitutive documents) applicable to it;

6.1.5. that the information and documents it provides to the other Party are accurate, comprehensive and up to date;

6.1.6. that all permits, licences and authorisations necessary for the execution and performance of this Agreement and each Transaction relating to it have been obtained and are in effect;

6.1.7. that the Agreement and each Transaction relating to it constitute a set of rights and obligations which are enforceable against such Party in accordance with all their respective terms;

6.1.8. that, to its knowledge, there is no Event of Default in respect of such Party;

6.1.9. that, it has within the context of the laws and regulations applicable to it, the necessary knowledge and experience to assess the benefits and risks incurred pursuant to each Transaction; and that therefore it falls upon it to determine the suitability of any contemplated Transaction and the validity of its execution, after having examined and understood, on its own behalf or through independent professional advice (it being understood that no information exchanged between the Parties and relating to the terms and conditions of a Transaction shall be deemed to be investment advice or a recommendation to enter into such Transaction), the different aspects of such Transaction, notably its financial, legal, fiscal and accounting characteristics, individually or in association with any other transactions or financial instruments that it may hold; and

6.1.10. that to its knowledge there exists no legal or arbitral action or judicial or administrative procedure or other measure against it which could result in a substantial deterioration of such Party's business, its assets or financial condition or which could affect the validity or the due performance of this Agreement or of any Transaction.

6.2. Regulatory Clearing Status

Each Party undertakes to represent to the other Party (i) at the time of entering into this Agreement, its Regulatory Clearing Status, and (ii) without delay, any later change to its Regulatory Clearing Status, by indicating its new Regulatory Clearing Status and the reasons of such change.

ARTICLE 7 – TERMINATION OF TRANSACTIONS

7.1. Termination due to an Event of Default

7.1.1 Events of Default:

The occurrence with respect to one of the Parties (the "Defaulting Party") of any of the following events shall constitute an Event of Default:

7.1.1.1. failure to make any payment or Delivery pursuant to a Transaction which failure has not been remedied within one (1) Business Day following notification of such failure by the other Party (the "Non-Defaulting Party");

7.1.1.2. failure to perform any other obligation pursuant to this Agreement (other than those referred to in Article 6.2 and 7.1.1.1 above and Articles 11.9 to 11.13 below) which failure has not been remedied within seven (7) Business Days following notification of such failure by the Non-Defaulting Party;

7.1.1.3. any representation made under Article 6.1 proves to have been incorrect in any material respect when made or repeated, or ceases to be correct;

7.1.1.4. a declaration or a recognition that the Party cannot pay or perform, or a refusal to pay all or any part of its debts or perform its financial obligations, a request for or a declaration of a governmental or judicial moratorium or any equivalent procedure;

7.1.1.5. cessation of business, commencement of a voluntary winding-up procedure or any other equivalent procedure;

7.1.1.6. commencement or petition for the opening by the Defaulting Party for itself or by any regulatory or judicial authority, of a prevention procedure or treatment of businesses' difficulties proceedings governed by French law, or any equivalent procedure governed by foreign law with respect to the head office or any of the branches of one of the Parties, including (i) commencement of a composition procedure, (ii) commencement of a safeguard procedure, (iii) appointment of a administrator or a similar official (mandataire), (iv) commencement of a reorganization procedure, (v) commencement of a court-ordered winding-up procedure or any equivalent procedure to those referred to in (i) to (v);

7.1.1.7. failure to perform any payment obligation with respect to the other Party or any third party, other than such obligations arising out of this Agreement or a Transaction, save in the event of manifest error or serious substantive dispute;

7.1.1.8. any event capable of resulting in any security interest or guarantee granted in favour of the Non-Defaulting Party in respect of one or more Transactions becoming void, unenforceable or ceasing to exist or any failure to comply with, or any breach of, a representation or an obligation under the relevant security interest or guarantee (in each case, after the expiry of the applicable cure period), or any event mentioned in Articles 7.1.1.4, 7.1.1.5, 7.1.1.6 and 7.1.1.7 affecting a third party which has guaranteed one or more Transactions.

7.1.2. Effects:

Upon the occurrence of an Event of Default, the Non-Defaulting Party shall be entitled, by notice given to the Defaulting Party, to suspend performance of its obligations and to terminate all outstanding Transactions, irrespective of their place of conclusion or performance. Such notice shall specify the Event of Default and the Termination Date applicable.The Parties shall no longer be bound to make any payment or Delivery pursuant to the terminated Transactions with effect from the Termination Date.

However, termination shall entitle the Parties to payment of the Settlement Amount for such Transactions and to reimbursement of the fees and out-of-pocket expenses stipulated in Article 11.5, if such termination results from an Event of Default.

7.2. Termination due to a Change of Circumstances

7.2.1. Change of Circumstances

Each of the following events shall constitute a Change of Circumstances for a Party (the "Affected Party"):

7.2.1.1. the entry into force of a new law or regulation, the amendment, the abrogation or the annulment of any law or any other provision of mandatory effect, or any change in the judicial or administrative interpretation of any such provision which results in a Transaction being illegal for such Party, or which results in a deduction or withholding on account of tax on an amount receivable from the other Party under such Transaction;

7.2.1.2. any merger or demerger affecting such Party or any transfer of assets effected by the latter which results in a substantial deterioration in its business, its assets or its financial condition; or

7.2.1.3. one or more Transactions subject to a clearing obligation by a central counterparty are not cleared within the deadlines imposed by applicable regulation.

7.2.2 Effects:

7.2.2.1. Upon the occurrence of a Change of Circumstances mentioned in Article 7.2.1.1., any Party which becomes aware of it shall notify the other Party as soon as possible, identifying the Transactions affected by such Change of Circumstances. The Parties shall suspend performance of their payment and Delivery obligations under the affected Transactions, and shall attempt in good faith for a period of thirty (30) days to find a mutually satisfactory solution for rendering such transactions legal, or avoiding such deduction or withholding. If at the expiration of such period, no mutually acceptable solution can be found, each of the Parties (in the event of illegality) or the Party receiving an amount less than that expected (in the event of deduction or withholding on an amount paid by the other Party) shall have the right by notice to the other Party to terminate the Transactions affected by the Change of Circumstances. Such notice shall specify the applicable Termination Date.

7.2.2.2. In the event of the occurrence of a Change of Circumstances mentioned in Article 7.2.1.2, all Transactions shall be deemed to be affected. The other Party (the "Non-Affected Party") shall be entitled, by notice given to the Affected Party, to suspend performance of payment and Delivery obligations and to terminate all the outstanding Transactions, irrespective of their place of conclusion or performance. Such notice shall specify the applicable Termination Date.

7.2.2.3 Upon the occurrence of a Change of Circumstances mentioned in Article 7.2.1.3, (i) if such Change of Circumstances results from the failure of one of the Parties to comply with its notification obligations under Article 6.2, such Party shall be the sole Affected Party; and (ii) if such Change of Circumstances occurs for any other reason, both Parties will be Affected Parties ; the other Party (the "Non-Affected Party"), or one of the Parties if there are two Affected Parties, respectively, shall be entitled, upon notice given to the Affected Party or to the other Party, as the case may be, to suspend performance of payment and Delivery obligations and to terminate the affected Transactions only, irrespective of their place of conclusion or performance. Such notice shall specify the applicable Termination Date.

7.2.2.4. If a Change of Circumstances results directly in the occurrence of an Event of Default, such Event of Default shall be deemed not to have occurred and only the provisions of Article 7.2. shall apply.

7.2.2.5. As of and from the Termination Date, the Parties shall no longer be bound, to make any payment or Delivery under terminated Transactions. However, termination shall entitle the Parties to payment of the Settlement Amount in respect of such Transactions.

ARTICLE 8 – CALCULATION AND PAYMENT OF THE SETTLEMENT AMOUNT

8.1. Calculation of the Settlement Amount

8.1.1. The Replacement Value for each terminated Transaction shall be determined together with, if appropriate, the Amount Due by each Party and the Liquidity Costs and Liquidity Gains of the Party responsible for calculation (if not already integrated in the Replacement Value). Replacement Values, Amounts Due and Liquidity Costs and Gains shall be determined by the Non-Defaulting Party or the Non-Affected Party (or if there are two Affected Parties, by each Party). Such determination shall be made as soon as possible.

8.1.2. In order to determine the Settlement Amount for all terminated Transactions, the Party responsible for the calculation shall deduct from the total of (i) the positive Replacement Values, (ii) the Amounts Due by the other Party and (iii) its own Liquidity Costs the total of (i) the negative Replacement Values, (ii) the Amounts Due by it and (iii) its own Liquidity Gains. The (positive or negative) difference shall be the Settlement Amount.

8.1.3. Any Replacement Value, Amount Due, Liquidity Cost or Liquidity Gain denominated in a Currency other than the Termination Currency shall be converted into such Currency at the Termination Date on the basis of the spot rates available to the Party responsible for the calculation at 12 noon on such date.

8.2. Notification and payment of the Settlement Amount

8.2.1. The Party responsible for calculation of the Settlement Amount (or if there are two Affected Parties, each Party) shall notify as soon as possible to the other, the amount together with details of the calculation by which it was determined. Such calculations shall be conclusive upon notification and, in the absence of manifest error, shall be binding.

8.2.2. If termination results from an Event of Default (or from a Change of Circumstances with only one Affected Party), the Settlement Amount shall be payable by the Defaulting Party or the Affected Party to the other Party, if the amount is positive, and it shall be payable by the other Party to the Defaulting Party or the Affected Party, if the amount is negative.

8.2.3. If termination occurs following a Change of Circumstances and there are two Affected Parties, the Party with the greater negative or smaller positive Settlement Amount will pay to the other Party an amount equal to the mean of the absolute values of the Settlement Amounts (if these amounts have opposite signs) or equal to the absolute value of half the difference between the Settlement Amounts (if such amounts have the same sign).

8.2.4. The Party owing the Settlement Amount (or the amount mentioned in Article 8.2.3, as the case may be) shall pay it to the other Party within three Business Days after receiving the notice mentioned in Article 8.2.1. In the event that the Settlement Amount is due by the Non-Defaulting Party to the Defaulting Party following the occurrence of an Event of Default, the Non-Defaulting Party shall be irrevocably authorised to set-off, within the limits provided for by the law, such amount against any other amount due to it by the Defaulting Party in respect of any dealings between the Parties.

For this purpose, the Non-Defaulting Party may convert into the Termination Currency, the amount of its other payment obligations denominated in another Currency by using the currency rate that it considers, in good faith, to be appropriate and equitable.

8.2.5. In the event of delay in payment, interest calculated in accordance with the provisions of Article 9.1 and added to the Settlement Amount (or the amount mentioned in Article 8.2.3, as the case may be).

ARTICLE 9 – LATE PAYMENT OR DELIVERY

9.1. In the event of a delay in payment by one of the Parties of any amount due under the Agreement, such Party shall pay to the other default interest which shall be due without prior notice, and which shall be calculated on the basis of such sum from and including the date on which the payment should have been made to but excluding the date of effective payment, at the overnight refinancing rate of the Party entitled to receive the relevant amount, in the relevant Currency, plus one per cent. per annum. Interest shall be capitalised if due for a period in excess of a year.

9.2. In the event of late Delivery of any Underlying Asset by one of the Parties under this Agreement, such Party shall pay to the other:

(i)	the amount of the difference, if any, between the Market Value of such Underlying Asset at the date on which the Delivery should have taken place, and the value of such Underlying Asset specified as at such date in the relevant Confirmation; and

(ii)	default interest on such difference calculated in the manner set out in Article 9.1. up until the date of effective Delivery.

ARTICLE 10 – TAX ASPECTS

The Parties shall agree in a separate schedule, if appropriate, on provisions relating to the tax aspects of Transactions.

ARTICLE 11 – MISCELLANEOUS

11.1. Notices

Any notice given under the terms of this Agreement shall be served by letter, telex, fax, electronic mail or any electronic or digital transmission system considered by the Parties to be sufficiently reliable, and shall be deemed effective as of the date on which it is received if received before 5 p.m. on a Business Day, and as of the following Business Day if received after 5 p.m. or on a day that is not a Business Day.

11.2. Payment in a Currency other than the agreed Currency

If for any reason a payment is made in a Currency other than the agreed Currency for a Transaction and if there is a difference between the amount converted into such Currency and the amount in such Currency stipulated in such Transaction, the Party owing the amount shall, as a independent obligation, indemnify the other Party upon first demand against all costs and losses arising, without being entitled to raise any defence.

11.3. Non-waiver

To the extent permitted by law, failure or delay in exercising any right, power or privilege in respect of this Agreement by a Party shall not constitute a waiver of the right, power or priorities concerned.

11.4. Assignment to a third party

This Agreement, each Transaction and each of the rights and obligations arising thereunder for a Party shall not be transferred, assigned or granted as a security interest or as a guarantee without the prior written consent of the other Party. This provision does not apply to any of the claims of a Party corresponding to the Settlement Amount and/or any interest thereon that are due to it under the Agreement, provided that such transfer, assignment, security interest or guarantee does not impair the rights of the Non-Defaulting Party under Article 8.2.4 of the Agreement.

This Article does not cover transfer or assignment transactions resulting from an outright transfer of assets governed by legal or regulatory provisions that are valid and enforceable according to applicable laws (as in the case of mergers and demergers), for which the prior written consent of the other Party shall not be necessary.

11.5. Costs and expenses

To the extent permitted by law, the termination of Transactions, failure to perform any obligations or agreements under this Agreement or misrepresentation by one of the Parties, shall entitle the sole Non-Defaulting Party or the other Party, as the case may be, to the repayment of evidenced costs and expenses or pecuniary penalties, including those arising in any legal or disciplinary proceeding, as the case may be, incurred in such cases and that, in the event of a termination, have not been taken into account when calculating the Settlement Amount.

11.6. Security and guarantee

The Parties may agree at any time to grant or provide and potentially segregate, any security or guarantee in respect of all or any of the Transactions.

11.7. Transactions on behalf of other entities

11.7.1 Notwithstanding Article 6.1.2, if a signatory hereto is acting on behalf of a principal of whom the identity is disclosed, such principal shall be Party to this Agreement and the Transactions. In this case, this Agreement applies exclusively to the Transactions entered into on behalf of the principal.

The signatory acting as an Agent:

(i)	represents and warrants that it has all the authorisations necessary to commit its principal and that it has ensured that the principal is fully bound by the terms of this Agreement and of any Transaction entered into on its behalf; and

(ii)	undertakes to facilitate any contact between its principal and the other Party and discloses to the other Party, forthwith upon becoming aware of any Event of Default or Change of Circumstances with respect to its principal.

11.7.2 Transactions in which a Party is acting on behalf of a third party without expressly disclosing the identity of such third party to the other Party shall be binding on the Party acting on behalf of a third party as if it was acting on its own behalf.

11.8 Documents to be delivered

When entering into this Agreement, each Party shall provide the other Party with documentation certifying the identity, the signature and the powers of the signatories to commit it in respect of this Agreement and the Transactions, or any other relevant document.

11.9 Transaction Reporting

Notwithstanding any agreement to the contrary, the Parties (i) agree to cooperate, so far as necessary, in order to report any Transaction, or information relating to a Transaction, in accordance with any applicable laws or regulation, and (ii) agree and acknowledge that compliance with these obligations shall not constitute a breach of any confidentiality or secrecy obligation.

11.10 Portfolio reconciliation, compression and dispute resolution

Each Party undertakes to comply with all the legal and regulatory obligations that apply to it relating to the formalisation of procedures and arrangements to measure, monitor and mitigate operational risk and credit risk including notably formalised processes which are robust, resilient and auditable in order to periodically reconcile its Transaction portfolio with the one of the other Party and to manage the associated risks, to quickly identify and resolve disputes between the Parties and to monitor the value of outstanding contracts.

11.11 Mark-to-Market of Transactions

Each Party undertakes to comply with all the legal and regulatory obligations that apply to it relating to the mark-to-market on a daily basis of the value of outstanding Transactions. Where market conditions prevent marking-to-market, each Party shall proceed to the valuation by using reliable and prudent marking-to-model.

11.12 Collateral

Each Party undertakes to comply with all the legal and regulatory obligations that apply to it relating to the implementation of risk-management procedures that require the timely, accurate and appropriately segregated exchange of collateral.

11.13 Clearing by a central counterparty

If at least one Transaction governed by this Agreement is or becomes, further to any legal or regulatory obligation or any agreement between the Parties, subject to a clearing by a central counterparty authorised or recognized by the competent authority, the Parties undertake to inform each other without delay and to use their best efforts, including setting up or amending any documentation necessary to comply with market practice, to allow the continuation and clearing of the relevant Transactions within the deadlines imposed by applicable regulations.

ARTICLE 12 – TERM OF THE AGREEMENT

This Agreement is concluded for an indefinite period. It may be terminated at any time by registered letter with acknowledgement of receipt. Such termination shall take effect five (5) Business Days after the receipt of such letter.

However, this Agreement shall remain in force between the Parties in respect of Transactions entered into prior to such termination becoming effective.

ARTICLE 13 – WAIVER OF IMMUNITIES

This Agreement constitutes a commercial agreement. The Parties hereby irrevocably waive any immunity from suit or execution to which they would otherwise be entitled in respect of themselves or their assets, present or future

ARTICLE 14 – GOVERNING LAW, JURISDICTION

This Agreement shall be governed by French law. In the event of translation, only the signed version shall be authoritative.

Any dispute relating to, without limitation, its validity, interpretation or performance shall be subject to the jurisdiction of the courts within the district of the Paris Court of Appeal.

Done on 12 November 2025, as amended on 27 March 2026

BNP PARIBAS

Name:	Name:
Title:	Title:

Atlas Investissement

Name:
Title:

SCHEDULE

TECHNICAL PARAMETERS

OF THE FBF MASTER AGREEMENT

RELATING TO TRANSACTIONS ON FORWARD FINANCIAL INSTRUMENTS

[Omitted]